SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 13, 2018

WINTHROP REALTY LIQUIDATING TRUST

(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249		34-6513657
(Commission File Number)		(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts		02114
(Address of Principal Executive Offices)		(Zip Code)

(617) 570-4614
(Registrant's Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On February 13, 2018, 701 Seventh Property Owner LLC and 701 Sign LLC (the “Sellers”), entities in which Winthrop Realty Liquidating Trust (the “Trust”) holds an indirect preferred membership interest, entered into a purchase and sale agreement with 20 TSQ Owner Mezz LLC, an affiliate of a current indirect member of the Sellers, to sell the property located at 701 Seventh Avenue, New York, New York (the “Property”) for a gross sales price of $1.53 billion. The closing is scheduled to close no later than April 30, 2018 and is not subject to any termination rights on the part of purchaser other than a breach by Sellers of their obligations under the purchase and sale agreement. The purchase and sale agreement provides that upon closing, a portion of the proceeds in excess of the amount that would return to the Trust its capital investment plus a 12% return thereon is to be placed in escrow pending completion of the development of the Property. The purchase price for the Property is expected to provide net proceeds distributable to the Trust consistent with the Trust’s last reported estimated net assets in liquidation.

The Sellers also agreed that upon closing of the sale of the Property to enter into a Development Services Agreement pursuant to which the Sellers would complete the construction of the Property for the benefit of the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 20th day of February, 2018.

WINTHROP REALTY LIQUIDATING TRUST

By:	/s/ Michael L. Ashner
Michael L. Ashner
Trustee